Exhibit 99.1

FDCTech Engages E.F. Hutton to Lead Capital Raise and Advise on Uplisting to a Senior Exchange

E.F. Hutton’s leadership has advised on over $750 million in private credit deals, reinforcing its commitment to strategic financing and diversified investment solutions.

Irvine, CA: May 28, 2025, FDCTech, Inc. (“FDC” or the “Company,” PINK: FDCT), a fintech-driven firm specializing in acquiring and scaling small to mid-size legacy financial services companies, today announced that it has engaged E.F. Hutton & Co. LLC (“E.F. Hutton”) as its financial advisor. E.F. Hutton will provide general financial advisory services to FDCTech, including assistance in identifying and evaluating financing opportunities and potential strategic transactions. The engagement letter with E.F. Hutton became effective as of May 23, 2025.

E.F. Hutton, a brokerage firm under the leadership of Chief Executive Officer Joseph T. Rallo, has advised on over $750 million in private credit transactions across sectors including consumer, defence, industrials, healthcare, real estate, and technology. The firm’s global expertise in complex financial transactions and strategic capital solutions will help FDCTech pursue its growth and capital raise initiatives.

Since December 2021, FDCTech has been rapidly growing its revenue and balance sheet, reflecting the success of its expansion and integration strategy. In February 2025, the Company engaged Lucosky Brookman LLP, a nationally recognized corporate and securities law firm, to assist in exploring an uplisting to a senior national securities exchange, such as the Nasdaq Capital Market or the New York Stock Exchange. Today’s announcement of E.F. Hutton’s engagement is another crucial step in the Company’s plan to pursue an uplisting and access broader capital markets.

By leveraging E.F. Hutton’s extensive global network and deep industry relationships, FDCTech aims to accelerate its growth trajectory in 2025 and beyond, in line with its mission to become a leader in diversified financial services driven by its proprietary technology infrastructure. The Company intends to capitalize on E.F. Hutton’s advisory and capital markets expertise to support its multi-jurisdictional growth strategy and maximize long-term shareholder value.

For more information on the Company’s results and strategic plans, please visit our SEC filings or the Company’s website.

E.F. Hutton

E.F. Hutton & Co. is a broker-dealer headquartered in New York, NY that provides advisory and financing solutions to a variety of clients including corporates, sponsors, and public-private partnerships. The Executive Team at E.F. Hutton & Co. has a proven track record of providing unwavering strategic advice to clients across the globe, including the US, Asia, Europe, UAE, and Latin America.

Lucosky Brookman LLP

Lucosky Brookman LLP is a full-service corporate and securities law firm providing sophisticated legal representation to public and private companies, institutional investors, and entrepreneurs. The firm specializes in capital markets, mergers and acquisitions, regulatory compliance, and corporate governance. With extensive experience in securities law and exchange listings, Lucosky Brookman assists companies in navigating complex financial transactions and regulatory frameworks.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618